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                                                             Exhibit 99(e)

                  Statement of Balances as of
                       December 31, 2003



The balances in the sub-accounts on deposit with the trustee as of December 31, 2003:

Oncor General Sub-Account           $ 11,977,914.15
Oncor Capital Sub-Account           $  2,503,900.81
REP Deposit Account                 $    409,849.43